Exhibit 99.1

July 5, 2016

Contact:	Investor contact:
Media Relations	Lavanya Sareen
(206) 304-0008	Managing Director, Investor Relations
newsroom@alaskaair.com	(206) 392-5656

Alaska Air Group reports June 2016 operational results

SEATTLE - Alaska Air Group Inc. (NYSE: ALK) today reported June and year-to-date operational results on a consolidated basis, for its mainline operations operated by subsidiary Alaska Airlines, Inc. (Alaska), and for its regional flying operated by subsidiary Horizon Air Industries, Inc. and third-party regional carriers, SkyWest Airlines and PenAir. Detailed information is provided below.

AIR GROUP
On a combined basis, Air Group reported a 10.9 percent increase in traffic on an 11.7 percent increase in capacity compared to June 2015. Load factor decreased 0.7 points to 86.0 percent. These statistics include flights operated by Alaska, Horizon, and those under third-party capacity purchase agreements.
The following table shows the operational results for June and year-to-date 2016, compared to the prior-year periods:

	June			Year-to-Date
	2016	2015	Change	2016	2015	Change
Revenue passengers (in thousands)	3,017	2,805	7.6%	16,482	15,340	7.4%
Revenue passenger miles RPM (in millions)	3,239	2,921	10.9%	17,968	16,173	11.1%
Available seat miles ASM (in millions)	3,766	3,371	11.7%	21,515	19,206	12.0%
Passenger load factor	86.0%	86.7%	(0.7) pts	83.5%	84.2%	(0.7) pts

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ALASKA AIRLINES - MAINLINE
Alaska reported a 10.0 percent increase in traffic on a 10.6 percent increase in capacity compared to June 2015. Load Factor decreased 0.4 points to 86.6 percent. Alaska also reported 86.5 percent of its flights arrived on time in June, compared to the 87.5 percent reported in June 2015.
The following table shows Alaska's operational results for June and year-to-date 2016, compared to the prior-year periods:

	June			Year-to-Date
	2016	2015	Change	2016	2015	Change
Revenue passengers (in thousands)	2,182	2,020	8.0%	11,925	11,022	8.2%
RPMs (in millions)	2,912	2,647	10.0%	16,172	14,657	10.3%
ASMs (in millions)	3,363	3,041	10.6%	19,229	17,330	11.0%
Passenger load factor	86.6%	87.0%	(0.4) pts	84.1%	84.6%	(0.5) pts
On-time arrivals as reported to U.S. DOT	86.5%	87.5%	(1.0) pts	88.1%	86.7%	1.4 pts

REGIONAL FLYING
Regional traffic increased 19.3 percent on a 22.1 percent increase in capacity compared to June 2015. Load factor decreased 1.9 points to 81.1 percent. Alaska also reported 84.6 percent of its regional flights arrived on time in June, compared to the 86.7 percent in June 2015.
The following table shows regional operational results for June and year-to-date 2016, compared to the prior-year periods:

	June			Year-to-Date
	2016	2015	Change	2016	2015	Change
Revenue passengers (in thousands)	836	785	6.5%	4,558	4,318	5.6%
RPMs (in millions)	327	274	19.3%	1,796	1,516	18.5%
ASMs (in millions)	403	330	22.1%	2,287	1,876	21.9%
Passenger load factor	81.1%	83.0%	(1.9) pts	78.5%	80.8%	(2.3) pts
On-time arrivals	84.6%	86.7%	(2.1) pts	88.2%	87.3%	0.9 pts

Alaska Airlines, together with its regional partners, flies 32 million customers a year to more than 110 cities with an average of 970 daily flights throughout the United States, including Hawaii, Canada, Costa Rica, and Mexico. With Alaska’s 17 global airline partners, customers can earn and redeem miles to more than 800 destinations worldwide. Onboard, customers are invited to make the most of their flight with amenities like power outlets at every seat, streaming entertainment direct to your device, Wi-Fi and an inspired food and beverage selection featured on most flights. Alaska Airlines ranked “Highest in

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Customer Satisfaction Among Traditional Carriers in North America” in the J.D. Power North American Airline Satisfaction Study for nine consecutive years from 2008 to 2016. Alaska Airlines Mileage Plan also ranked “Highest in Customer Satisfaction with Airline Loyalty Rewards Programs” in the J.D. Power Airline Loyalty/Rewards Program Satisfaction Report for the last three consecutive years. Alaska Airlines is a subsidiary of Alaska Air Group (NYSE: ALK). Learn more on the airline’s newsroom, blog, alaskaair.com, @AlaskaAir, facebook.com/alaskaairlines and linkedin.com/company/alaska-airlines.

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